Exhibit 10.46

CONFIDENTIAL DRAFT

U.S. EMPLOYEE AGREEMENT

This Agreement (the “Agreement”) is made between Red Hat, Inc., a Delaware corporation (collectively with each of its subsidiaries, the “Company”), and Eric R. Shander (“Employee”), a “U.S. employee” (as shown on the Company’s payroll records on the Effective Date (as defined below)) who has been selected by the Company’s Chief People Officer for participation in the Red Hat, Inc. Designated U.S. Manager Severance Plan (the “Severance Plan”) as of November 24, 2015 (the “Effective Date”).

In consideration of the Company’s employment of Employee as the Company’s Vice President, Finance, the compensation and benefits package provided to Employee by the Company, and entitlement to benefits under the Severance Plan, and in satisfaction of a condition of Employee’s participation in such Severance Plan, Employee agrees that upon the Effective Date he shall be bound by all of the restrictions set forth herein.

In consideration of the foregoing and intending to be legally bound, the parties agree as follows:

1.	Acknowledgment.

Employee acknowledges that Employee’s undertakings and commitments and the restrictions set forth in this Agreement, including in particular the non-compete and non-solicitation undertaking contained herein, are a material inducement for the Company to employ Employee, to provide him with the above-referenced pay, and a requirement for Employee to become eligible as a participant in the Severance Plan. Employee acknowledges that he has received a copy of the Severance Plan and has had the opportunity to discuss its terms with the Company. Without regard to whether Employee ultimately receives benefits under the Severance Plan, Employee undertakes to fully comply with the provisions hereof and agrees that a breach of these provisions will cause significant financial and other damages to the Company, including loss of strategic advantages, much of which is difficult to quantify by reference solely to money damages.

2.	Non-Solicitation.

(a) During Employee’s employment with the Company and for a period of twelve (12) months thereafter, Employee shall not, for himself or any entity, nor shall Employee assist or provide information to a third party that would assist that third party to: (i) solicit or cause to solicit for the purposes of diverting, taking away or disrupting, or of attempting to divert, take away or disrupt, the Company’s relationship or business with any person or entity who, at any time during the six (6) months preceding such action was or is a client, customer or business partner of the Company, or prospective client, customer or business partner of the Company; (ii) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his employment or engagement with the Company; or (iii) hire, recruit or engage as an employee or independent contractor, or attempt to hire, recruit or engage as an employee or independent contractor, any person who was employed or otherwise engaged by the Company within six (6) months prior to such action. For purposes of this provision, a “prospective client, customer or business partner” shall mean any person or entity (x) with whom the Company has had discussions as of Employee’s termination of employment with the Company, (y) to whom the Company or made a proposal to do business about which the Employee was aware during his employment, or (z) that has executed a non-disclosure agreement with the Company, provided Employee was aware of such fact during this employment with the Company.

(b) If Employee violates any of the provisions of this Section 2, Employee shall continue to be bound by the restrictions set forth in this Section 2 for an additional period equal to the aggregate period of such violation.

3.	Non-Competition.

(a) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(1) “Restricted Business” is defined as a software or software-related business that competes with the Company. “Restricted Business” includes, but is not limited to, the following companies: Amazon.com, Inc., CA, Inc. (Computer Associates), Canonical Ltd., Citrix Systems, Inc., EMC Corporation, Google, Inc., Hewlett Packard (HP) Corporation, International Business Machines (IBM) Corporation, Microsoft Corporation, Mirantis, Inc., Oracle Corporation, Pivotal Software, Inc., salesforce.com, Inc. and VMware, Inc.

(2) “Restricted Territory” is defined as: Anywhere within the United States where the Company has clients and/or has marketed its products or services at the time Employee leaves employment with the Company.

(b) Non-compete Period.

(1) During Employee’s employment with the Company and for a period of twelve (12) months thereafter, within the Restricted Territory, Employee shall not, whether as an owner, director, employee, independent contractor or otherwise, provide to a Restricted Business any services similar to or related to the services Employee performed for or with the Company if they are related to any product or service line that competes with any Company product or service line existing or planned as of Employee’s termination from employment with the Company: (i) about which Employee had access to operational, financial, or strategic information that is confidential (as defined below) while employed with the Company; or (ii) for which Employee was responsible and/or with which Employee was involved; or (iii) about which Employee was privy to confidential, non-public, and/or proprietary information during Employee’s employment with the Company.

(2) At the request of Employee, following a confidential consultation, the Company will provide its good faith view as to whether a proposed relationship Employee may wish to pursue appears likely to violate this Section. No view by the Company that a violation is unlikely shall prevent the Company from pursuing Employee under this provision if the relationship described by Employee changes, the product or service line at the Restricted Business becomes subject to this Section, or the information provided by Employee to the Company was incomplete or incorrect.

(c) Employee will be treated as an owner of a Restricted Business if he owns an equity interest in the business (except for passive ownership, directly or indirectly, of not more than 1% of the outstanding stock of a publicly-held company and of not more than 5% of the outstanding stock of a private company).

(d) If Employee violates any of the provisions of this Section 3, Employee shall continue to be bound by the restrictions set forth in this Section 3 for an additional period equal to the aggregate period of such violation.

4.	Confidential Information.

(a) Confidential Information. Employee agrees at all times, both during and after the term of his employment with the Company, to hold in the strictest confidence, and not to use (except for the benefit of the Company at the Company’s direction) or disclose (without the written authorization of the General Counsel or other authorized Company officer), regardless of when disclosed to Employee, any and all technical data, trade secrets, know-how or other confidential or proprietary information of the Company, including without limitation any and all information related to the products, product plans, technologies, inventions, mask works, ideas, processes, formulas, source and object codes, computer programs, data bases, other works of authorship, improvements, discoveries, developments, designs and techniques, research, developmental or experimental work, customer and business partner lists, employee lists, structure, business plans, sales or marketing plans or results, markets, prices and costs, financial information, or other subject matter pertaining to any business of the Company or any of its licensors, customers, business partners, consultants or customers (collectively, “Confidential Information”). Employee understands that Confidential Information further includes, but is not limited to, information pertaining to any aspect of the Company’s business which is either information not known (or known as a result of a wrongful act of Employee or of others who were under confidentiality obligations as to the item or items involved) by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. Employee further understands that Confidential Information does not include any of the foregoing items which is or has become publicly and widely known and made generally available through no wrongful act of Employee or of others who were under confidentiality obligations as to the item or items involved. Furthermore, the following shall not be a violation of this Agreement: (i) disclosure or use of Confidential Information that in good faith is determined to be required or appropriate to advance the best interests of the Company in connection with Employee’s work as an employee of the Company and is not inconsistent with any lawful request or direction that Employee may receive from the Company’s Board of Directors (the “Board”) or a committee or other representative of the Board or any authorized Company officer, (ii) disclosure of Confidential Information when required by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Employee to divulge, disclose or make accessible such information; provided, however, that to the extent permitted by law, prior to any such disclosure Employee must notify the Company’s General Counsel of such requirement sufficiently in advance to allow the Company a reasonable opportunity to take any action that it determines appropriate to protect such Confidential Information and Employee agrees to cooperate with the Company in good faith in taking any such action, or (iii) disclosure of Confidential Information to Employee’s spouse, attorney and/or personal tax and financial advisors as reasonably necessary or appropriate to advance Employee’s tax, financial and other personal planning (each an “Exempt Person”); provided, however, that prior to any disclosure of Confidential Information to an Exempt Person Employee will inform such Exempt Person of Employee’s obligations hereunder and of their obligation to protect such Confidential Information to the same extent and Employee understands that any disclosure or use of any Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 4 by Employee.

(b) Former Employer Information. Employee agrees that he does not possess, has not brought, and will not bring to the Company, nor use or disclose in the course of the performance of his duties at the Company, any inventions, technical data, trade secrets, know-how or other confidential or proprietary information of any former employer or third party without the written authorization of such employer or third party. Employee represents that his performance of all terms of this Agreement or any other agreement related to his employment with the Company has not breached and will not breach any agreement to keep in confidence the inventions, technical data, trade secrets, know-how or other confidential or proprietary information of any former employer or third party acquired by Employee prior or subsequent to the commencement of his employment with the Company.

(c) Third Party Information. Employee recognizes that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and/or to use it only for certain limited purposes (“Third Party Information”). Employee agrees to hold all such Third Party Information in the strictest confidence and not to disclose it to any person or entity (other than Company personnel who need to know such information in connection with their work for the Company) or to use it except as necessary in carrying out Employee’s work for the Company consistent with the Company’s agreement with such third party.

5.	Assignment of Inventions and Original Works of Authorship

(a) Inventions and Original Works Assigned to the Company. During the term of Employee’s employment with the Company, Employee will promptly disclose to the Company, will hold in trust for the sole right and benefit of the Company, and does hereby assign to the Company all rights to and interests in inventions, developments, discoveries, techniques, modifications, improvements, technology, trade secrets, computer programs, mask works, know-how, processes, concepts, methods, systems, specifications, algorithms, designs, formulas, original works of authorship, or any other intellectual property rights whatsoever, whether or not patentable or registrable under copyright, trademark or similar laws or subject to analogous protection (“Inventions”) that Employee may, during employment with the Company, solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, (a) that relate to the Company’s past, present or demonstrated or reasonably foreseeable future business or research, whether or not developed during normal working hours, or (b) that are developed with the use or aid of any Company equipment, supplies or facilities, or (c) that use or are based on or developed from any Confidential Information of the Company or Third Party Information, or (d) that result from any work, service or duty Employee performs with the Company (collectively, the “Assigned Inventions”). Employee agrees and represents that any Invention that would fall within the definition of Assigned Inventions but for having been conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice during employment but before the Effective Date shall also be hereby assigned and treated as an Assigned Invention. Any assignment hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral” or the like. Employee further acknowledges that all Assigned Inventions are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by his salary

Employee agrees not to allow any Invention that was conceived, developed, made or reduced to practice prior to his employment with the Company, belongs solely to Employee or belongs to Employee jointly with another, and relates in any way to any of the Company’s proposed businesses and products (a “Prior Invention”) to be incorporated into any product, process, technology or machine of the Company. If in the course of Employee’s employment with the Company, Employee incorporates (or has previously incorporated) into a Company product, process, technology or machine a Prior Invention, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, modify, make derivative works of, use, sell, and otherwise distribute or exploit such Prior Invention as art of or in connection with such product, process, technology or machine. Notwithstanding the foregoing, Employee understands that this Agreement will not be deemed to require assignment of any Invention whose assignment to the Company pursuant to this Agreement would be expressly prohibited by a specifically applicable state law, regulation, rule or public policy of the State of North Carolina or the law of the jurisdiction in which Employee is primarily employed.

(b) Maintenance of Records. Employee agrees to keep and maintain adequate and current written records of all Assigned Inventions during the term of his employment with the Company, in the format specified by the Company. The records will be available to and remain the sole property of the Company at all times. Employee agrees not to remove such records from the Company’s place of business except as expressly permitted in writing by an officer of the Company. Employee agrees to provide all such records (including any copies thereof) to the Company at the time of termination of his employment with the Company.

(c) Enforcement of Intellectual Property Rights. Employee agrees that, whenever requested by the Company, he shall assist the Company or its designee to secure the Company’s, or its designee’s, rights in the Assigned Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including: the disclosure to the Company or its designee of all pertinent information and data with respect thereto; the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments, and the taking of all such other acts (including appearances as a witness), which the Company or its designee shall deem necessary in order to apply for, perfect, obtain, maintain, review, restore, enforce, defend and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees thereof such rights; and to further evidence, record and perfect the sole and exclusive rights, title and interest in and to such Assigned Inventions, and any copyrights, patents, trademarks, mask work rights, moral rights or other intellectual property rights relating thereto. Employee further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instruments or papers or to take such other acts shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company or its designee is unable because of Employee’s mental or physical incapacity or unavailability or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Assigned Inventions, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and any documents and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by Employee. Employee hereby waives and irrevocably quitclaims to the Company or its designee any and all claims, of any nature whatsoever, which Employee now or hereafter has for infringement of any and all proprietary rights assigned to the Company or such designee pursuant to the terms of this Agreement.

6.	Non-Disparagement.

Employee understands and agrees that, as a condition of his employment by the Company and eligibility to participate in the Severance Plan, he agrees not to make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs or financial condition; provided, however, that nothing herein shall prevent Employee from making truthful disclosures to any governmental entity in response to valid legal process or in any litigation or arbitration.

7.	Miscellaneous.

(a) Other Remedies. The restrictions contained in this Agreement are necessary for the protection of the legitimate business interests of the Company, including the confidential business information and goodwill of the Company and are considered by Employee to be reasonable for such purpose. If Employee violates the provisions of Sections 2 or 3, Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage that is difficult to measure and that money damages will be insufficient. Therefore, in the event of any such breach or threatened breach, Employee agrees that the Company, in addition to such other remedies that may be available (including in this Section 7(a)), shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement, in addition to and cumulative with any other remedy that the Company may have at law or in equity. Employee hereby waives the adequacy of a remedy at law as a defense to any such equitable relief. Employee acknowledges that the Company may cease providing any or all benefits under the Severance Plan. Employee acknowledges and agrees that this provision is not a provision for liquidated damages.

(b) Disclosure of this Agreement. Employee and Company each hereby authorizes the other to notify customers of the Company, any of Employee’s future employers, potential employers or service recipients, and, for a reasonable business purpose, others, of the terms and existence of this Agreement and Employee’s continuing obligations to the Company thereunder.

(c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any entity with which, or into which, the Company may be merged or that may succeed to the Company’s assets or business; provided, however, that the obligations of Employee are personal and shall not be assigned by him. Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(d) Interpretation. If any restriction set forth in Section 2 or Section 3 is found by any court of competent jurisdiction to be unenforceable for any reason, including, but not limited to, because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to apply to the maximum extent possible, such as only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(e) Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(f) Survival. This Agreement shall continue in full force and effect following the cessation of Employee’s employment with the Company for any reason.

(g) Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(h) Governing Law. This Agreement has been entered into in the State of North Carolina and will be governed by and construed in accordance with the laws of the North Carolina (without reference to the principles relating to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of competent jurisdiction within the State of North Carolina (or, if appropriate, a federal court located within the State of North Carolina), and the Company and Employee each consents to the exclusive jurisdiction of such a court. The Company and Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement or to any claim of forum non conveniens.

(i) Effect on Other Agreements; Amendment. The terms of the Severance Plan and this Agreement supersede all severance provisions of any agreement executed between Employee and the Company including, but not limited to, offer letters, individual employment agreements, and any other policy or program of the Company, with the exception of any policy or program of the Company applicable to Employee that provides special cash benefits following a change-in-control (as defined in such policy or program) of the Company. Except to the extent provided in the preceding sentence, this Agreement does not supersede any prior written Agreement between Employee and the Company relating to the subject matter of this Agreement. Such previously executed agreements are not expressly modified hereby and shall remain in full force and effect. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by Employee and the Company. Employee agrees that any change or changes in his duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(j) Termination Certificate. Employee agrees to execute the Termination Certificate attached as Exhibit A upon termination.

(k) Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND THE SEVERANCE PLAN AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

Signatures on Page Following

RED HAT, INC.

By:	/s/ DeLisa Alexander
Name:	DeLisa Alexander
Title:	EVP and Chief People Officer
Date:	11/24/2015

ERIC R. SHANDER

/s/ Eric R. Shander
Date:	11/24/2015

Signature Page for U.S. Employee Agreement (NC) – Eric R. Shander

EXHIBIT A

to

U.S. Employee Agreement

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, memoranda specifications, drawings, blueprints, sketches, materials, flow charts, equipment, other documents or property, or reproductions of any of the foregoing items belonging to Red Hat, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s U.S. Employee Agreement signed by me, including the reporting of any inventions (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the U.S. Employee Agreement, I will preserve as confidential all technical data, trade secrets, know-how or other confidential or proprietary information of the Company, including without limitation any and all information related to the products, product plans, technologies, inventions, mask works, ideas, processes, formulas, source and object codes, computer programs, data bases, other works of authorship, improvements, discoveries, developments, designs and techniques, research, developmental or experimental work, customer and business partner lists, employee lists, company structure, business plans, sales or marketing plans or results, markets, prices and costs, financial information, or other subject matter pertaining to any business of the Company or any of its licensors, customers, business partners, consultants or customers.

Date:

NOTE: THIS IS A TEMPLATE WHICH IS TO BE SIGNED ONLY UPON TERMINATION

Employee Signature

Printed or Typed Name